RCN Corporation Announces Stockholder Rights Plan


PRINCETON, N.J. - December 5, 2001 - RCN Corporation (Nasdaq:RCNC - news), announced today that its Board of Directors has adopted a stockholder rights plan (the "Rights Plan"). The adoption of the plan is not in response to any known effort to acquire control of the Company.

Under the Rights Plan, each stockholder of record on, December 17, 2001 will receive a distribution of one Right for each share of common stock of the Company (including the Class A common Stock, the "Voting Common Stock and the Class B common stock, the "Nonvoting Common Stock", together the "Common Stock") ("Rights").

Initially, the Rights will be represented by the Company's Common Stock certificates, will not be traded separately from the Common Stock and will not be exercisable.

The Rights will become exercisable only if a person acquires, or announces a tender offer that would result in ownership of 15% or more of the Company's Voting Common Stock, at which time each Right would enable the holder to buy one one- hundredth of a share of the Company's Series C preferred stock at an exercise price of $30, subject to adjustment. Following the acquisition of 15% or more of the Company's Voting Common Stock, the holders of Rights (other than the acquiring person or group) will be entitled to purchase shares of the Company's common stock at half-price, and in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

The Company may redeem the Rights for $0.001 per Right, subject to adjustment, at any time before the acquisition by a person or group of 15% or more of the Company's ordinary shares. The Rights will expire on December 5, 2011.

A copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

About RCN

RCN Corporation (Nasdaq:RCNC - news) is the nation's first and largest facilities- based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, New Jersey, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.

RCN Forward-Looking Statements

Some of the statements made by RCN in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to, availability of financing, ability to obtain regulatory approvals, uncertainty relating to economic conditions, government and regulatory policies, pricing and availability of equipment, materials, inventory and programming, the number of potential customers in a target market, the completion of acquisitions or divestitures, acceptance of the Company's services, the availability and success of strategic alliances or relationships, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the industry, changes in the competitive environment in which RCN operates and the emergence of future opportunities. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Actual results may differ materially. RCN assumes no obligation for updating any such forward-looking statements.

SOURCE: RCN Corporation